Exhibit 99.2

NOT FOR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR JAPAN (SEE “OFFER RESTRICTIONS” BELOW)

BANK “FINANCE AND CREDIT” ANNOUNCES EXCHANGE OFFER AND CONSENT SOLICITATION VIA VTB CAPITAL

Public Joint Stock Company “Bank “Finance and Credit” (the “Borrower”), on behalf of Finance & Credit Ukraine B.V. (the “Issuer”) hereby invites the holders (the “Noteholders”) of the outstanding US$95,000,000 10.5% Loan Participation Notes due 2014 (ISIN: XS0275465879) (the “Notes”) to offer to exchange (the “Exchange Offer”) any or all of their outstanding Notes for a combination of cash and newly issued US$ Denominated 9.125% Loan Participation Notes due 2019 (the “New Notes”).

Concurrently with the Exchange Offer, the Issuer is soliciting consents (the “Consent Solicitation”) to certain proposed amendments (the “Proposed Amendments”) to the trust deed and terms and conditions of the Notes, by extraordinary resolution, to provide for early redemption of the Notes by the Issuer.  The early redemption would be settled by the Issuer by the issue of New Notes.  The terms of the Exchange Offer and the Consent Solicitation (together, the “Offer”) are set-out in an exchange offer and consent solicitation memorandum dated the date hereof (the “Exchange Offer and Consent Solicitation Memorandum”).  Capitalised terms used but not otherwise defined in this announcement shall have the meanings given to them in the Exchange Offer and Consent Solicitation Memorandum.

Exchange Offer Consideration

Subject to the minimum denomination requirements with respect to the Notes and the New Notes, as applicable, Noteholders who validly offer their Notes for exchange on or prior to the Expiration Deadline will receive for every US$1,000 of Notes (representing an economic value on maturity of US$950 of Notes following the application of a pool factor of 0.95 by the clearing systems): (i) the relevant New Notes Amount and (ii) the relevant Cash Amount (together, the “Exchange Consideration”).  For the avoidance of doubt, no Noteholder shall receive, in aggregate, a combination of cash and New Notes that exceeds the relevant Noteholder’s aggregate nominal amount of Notes validly offered for exchange prior to the Expiration Deadline.

Cash Amount

The Borrower (on behalf of the Issuer) offers each Noteholder who validly offers Notes for exchange prior to the Expiration Deadline a pro rata share in a US$5 million cash payment (including accrued interest on Notes purchased for such cash payment) to be paid, subject to the conditions set out herein and the Effectiveness Conditions, by or on behalf of the Borrower (on behalf of the Issuer) on the Settlement Date to the relevant Clearing System for onward payment to each relevant Noteholder in respect of such Noteholder’s Notes accepted for exchange, such amount being payable in US Dollars and equal to:

where:

A = 5,000,000, minus accrued interest on the nominal aggregate amount of Notes validly offered for exchange by exchanging Noteholders from and including 25 July 2013 to but excluding the Settlement Date;

B = the nominal aggregate amount of Notes validly offered for exchange by all Noteholders prior to the Expiration Deadline; and

C = the total nominal aggregate amount of Notes validly offered for exchange by the relevant Noteholder prior to the Expiration Deadline.

If the Cash Amount for any relevant Noteholder is less than an integral multiple of US$950, each such Noteholder’s Cash Amount shall be rounded down to the nearest US$950.

New Notes Amount

The Borrower (on behalf of the Issuer) offers New Notes to each Noteholder who validly offers Notes for exchange prior to the Expiration Deadline. Subject to the conditions set out herein and the Effectiveness Conditions, each relevant Noteholder shall receive New Notes equal to:

where:

X = the nominal aggregate amount of Notes validly offered for exchange by all Noteholders prior to the Expiration Date less US$5 million, minus accrued interest on the nominal aggregate amount of Notes validly offered for exchange by exchanging Noteholders from and including 25 July 2013 to but excluding the Settlement Date;

Y = the nominal aggregate amount of Notes validly offered for exchange by all Noteholders; and

Z = the nominal aggregate amount of Notes validly offered for exchange by the relevant Noteholder prior to the Expiration Deadline.

If the New Notes Amount for any relevant Noteholder is less than an integral multiple of US$950, then each such Noteholder’s New Notes Amount shall be rounded up to the nearest US$950.

Consent Solicitation

Concurrently with the Exchange Offer, the Borrower, on behalf of the Issuer, is soliciting Consents from Noteholders to approve the Proposed Amendments.  The offer by Noteholders to exchange Notes in the Exchange Offer will be deemed to constitute delivery of Consents related to such Notes.

If the Extraordinary Resolution is passed by the Noteholders and/or any Notes are validly offered for exchange by Noteholders pursuant to the Exchange Offer, they will be subject to certain conditions (the “Effectiveness Conditions”).  In case the Effectiveness Conditions are not satisfied, then the Proposed Amendments shall not take effect and the Exchange Offer will not be completed.

The Proposed Amendments will, inter alia, permit the Borrower, on behalf of the Issuer, to redeem any Notes not exchanged as part of the Exchange Offer, on the Settlement Date, for New Notes such that each applicable Noteholder receives, for every US$1,000 of Notes (representing an economic value on maturity of US$950 of Notes following the application of a pool factor of 0.95 by the clearing systems), US$950 principal amount of New Notes (the “Consent Consideration”) and to cancel such redeemed Notes, provided that if the principal amount of the Consent Consideration is less than an integral multiple of US$950, then each such Noteholder’s Consent Consideration shall be rounded up to the nearest US$950.

Exchange Offer Deadline

The Offer will commence on 26 November 2013 and will expire at 16.00 hours (London time) on 10 December 2013 (the “Expiration Deadline”) unless the period for the Offer is extended or earlier terminated by the Borrower, on behalf of the Issuer, as described herein.  Noteholders are invited to offer to exchange any or all of their Notes that are outstanding from 26 November 2013 up to the Expiration Deadline subject to any earlier deadline set by any relevant banks, securities brokers, intermediaries or the Clearing Systems.  The Expiration Deadline is the last time at which Noteholders participating in the Exchange Offer are eligible for the Exchange Consideration.

Further Information

The Exchange Offer and Consent Solicitation is being made upon the terms and conditions set forth in an Exchange Offer and Consent Solicitation Memorandum dated 26 November 2013.

Questions and requests for assistance in connection with the Offer may be directed to VTB Capital plc, attention: Global Head of Syndicate on E-mail: vtb.dcm@vtbcapital.com, Telephone: +44 20 3334 8029, Facsimile: +44 20 3334 8960; and Lucid Issuer Services Limited, Attention: David Shilson, on E-mail: fcbank@lucid-is.com, Telephone: +44 20 7704 0880.

Before making any decisions in respect of the Offer, Noteholders should carefully consider all of the information in the Exchange Offer and Consent Solicitation Memorandum (including the Preliminary Prospectus attached thereto) and, in particular, the Risk Factors starting on page 4 of the Preliminary Prospectus.

OFFER RESTRICTIONS

Neither this announcement nor the Exchange Offer and Consent Solicitation Memorandum constitutes an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws.  The distribution of this announcement and the Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions may be restricted by law.  Persons into whose possession this announcement or the Exchange Offer and Consent Solicitation Memorandum comes are required by each of the Issuer, the Lender, the Borrower, the Dealer Manager and the Exchange and Tabulation Agent to inform themselves about, and to observe, any such restrictions.

No action has been or will be taken in any jurisdiction by the Issuer, the Lender, the Borrower, the Dealer Manager or the Exchange and Tabulation Agent that would constitute a public offering of the New Notes.

United States

The Offer will be made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the Exchange Act and pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

See the section headed “Subscription and Sale” of the Prospectus incorporated by reference in the Exchange Offer and Consent Solicitation Memorandum for a description of the transfer restrictions relating to the New Notes.

The Offer is being made for the securities of a company incorporated under the laws of The Netherlands and is subject to Dutch disclosure requirements, which are different from those of the United States. The financial information included in the Appendix A (Preliminary Prospectus) of the Exchange Offer and Consent Solicitation Memorandum has been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. holders of New Notes to enforce their rights and any claim arising out of the U.S. federal securities laws, since the Issuer is located in a country other than the United States, and some or all of its officers and directors may be residents of a country other than the United States. U.S. holders of New Notes may not be able to sue a non-U.S. company or its offers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. holders of New Notes should be aware that the Issuer may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

Ukraine

Each of the Responsible Persons, the Dealer Manager and the Exchange and Tabulation Agent has represented, warranted and agreed that neither the Notes nor the New Notes shall be offered by it for circulation, distribution, placement, sale, purchase or other transfer in the territory of Ukraine. Accordingly, nothing in this announcement or the Exchange Offer and Consent Solicitation Memorandum or any other documents, information or communications related to the Notes and/or the New Notes shall be interpreted as containing any offer or invitation to, or solicitation of, any such circulation, distribution, placement, sale purchase or other transfer in the territory of Ukraine.

The Netherlands

Each of the Issuer, the Borrower, the Dealer Manager and the Exchange and Tabulation Agent has represented and agreed that it has not and will not, directly or indirectly, offer to buy or solicit an offer or sell any Notes or the New Notes (including rights representing an interest in a global note certificate) to individuals or legal entities in The Netherlands other than to qualified investors (“gekwalificeerde belegger”) as defined in Article 1:1 of the Dutch Act on Financial Supervision 2007 (as amended); provided that each such qualified investor will have sent to each person to whom it offers to buy or solicits an offer to sell the Notes or the New Notes (including rights representing an interest in any global note certificate) a confirmation or other notice setting forth the following restrictions:

“THIS NOTE (OR ANY INTEREST THEREIN) MAY NOT BE SOLD, TRANSFERRED OR DELIVERED TO INDIVIDUALS OR LEGAL ENTITIES OTHER THAN QUALIFIED INVESTORS (“QINV”) WITHIN THE MEANING OF THE DUTCH ACT ON FINANCIAL SUPERVISION 2007 (AS AMENDED).

EACH HOLDER OF THIS NOTE (OR ANY INTEREST THEREIN), BY PURCHASING THIS NOTE (OR ANY INTEREST THEREIN), WILL BE DEEMED TO HAVE REPRESENTED AND AGREED FOR THE BENEFIT OF THE ISSUER THAT IT IS A QINV AND IS ACQUIRING THIS NOTE (OR ANY INTEREST THEREIN) FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QINV.

EACH HOLDER OF THIS NOTE (OR ANY INTEREST THEREIN), BY PURCHASING SUCH NOTE (OR ANY INTEREST THEREIN), WILL BE DEEMED TO HAVE REPRESENTED AND AGREED FOR THE BENEFIT OF THE ISSUER THAT (1) SUCH NOTE (OR ANY INTEREST THEREIN) MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED TO ANY OTHER INDIVIDUAL OR LEGAL ENTITY THAN A QINV ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QINV AND THAT (2) IT WILL PROVIDE WRITTEN NOTICE OF THE TRANSFER RESTRICTIONS DESCRIBED HEREIN TO ANY SUBSEQUENT TRANSFEREE.”

United Kingdom

Each of the Responsible Persons, the Dealer Manager and the Exchange and Tabulation Agent has represented, warranted and agreed that:

(a)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the New Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer, the Lender or the Borrower; and

(b)           it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the New Notes in, from or otherwise involving the United Kingdom.

France

The Offer is not being made, directly or indirectly, to the public in the Republic of France (“France”). Neither this announcement, the Exchange Offer and Consent Solicitation Memorandum nor any other document or material relating to the Exchange Offer has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifies), other than individuals, acting for their own account, each as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monetaire et financier, are eligible to participate in the Exchange Offer. Neither this announcement nor the Exchange Offer and Consent Solicitation Memorandum has been and will not be submitted for clearance to nor approved by the autorité des Marches Financiers.

Canada, Australia and Japan

In addition, the Offer is not being made directly or indirectly in Canada, Australia or Japan and in such circumstances it will not be capable of acceptance from Canada, Australia or Japan.

Accordingly, neither this announcement, the Exchange Offer and Consent Solicitation Memorandum nor any material relating to the Offer may be distributed to Canada, Australia or Japan.

General

The Offer does not constitute an offer to buy or the solicitation of an offer to sell the Notes and/or the New Notes in any circumstances in which such offer or solicitation is unlawful.  In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Issuer and the Borrower by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.